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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
ISLE OF CAPRI CASINOS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ISLE OF CAPRI CASINOS, INC.
600 EMERSON ROAD
ST. LOUIS, MISSOURI 63141
(314) 813-9200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held on Monday, October 6, 2008

        The 2008 Annual Meeting of Stockholders of Isle of Capri Casinos, Inc. will be held at 600 Emerson Road, St. Louis, Missouri, on Monday, October 6, 2008 at 9:00 a.m., Central Time, for the following purposes:

  (1)
  To elect nine persons to the Board of Directors.

  (2)
  To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2009 fiscal year.

  (3)
  To transact such other business as may properly come before the Annual Meeting.

        The record date for the determination of stockholders entitled to vote at the Annual Meeting, or any adjournments or postponements thereof, is the close of business on August 13, 2008. A stockholder list will be available for examination for any purpose germane to the meeting, during ordinary business hours at our principal executive offices, located at 600 Emerson Road, St. Louis, Missouri 63141 for a period of 10 days prior to the meeting date. Additional information regarding the matters to be acted on at the Annual Meeting can be found in the accompanying Proxy Statement.

        This year, we are taking advantage of new Securities and Exchange Commission rules that allow us to furnish proxy materials to you via the Internet. We have made these proxy materials available to you at www.proxyvote.com, or, upon your request, have delivered printed versions of these materials to you by mail. We are furnishing this proxy statement in connection with the solicitation by our Board of Directors of proxies to be voted at our 2008 Annual Meeting. Reference is made to the proxy statement for further information with respect to the items of business to be transacted at the annual meeting. We have not received notice of other matters that may be properly presented at the annual meeting.

        Your vote is important. Please read the proxy statement and the voting instructions on the proxy. Then, whether or not you plan to attend the annual meeting in person, and no matter how many shares you own, please download, sign, date and promptly return the proxy. If you are a holder of record, you may also cast your vote in person at the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

Edmund L. Quatmann, Jr. Senior Vice President, General Counsel and Secretary
St. Louis, Missouri August 21, 2008

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 6, 2008

Isle of Capri Casino's Proxy Statement for the 2008 Annual Meetings of Stockholders is available at www.proxyvote.com

ISLE OF CAPRI CASINOS, INC.
600 EMERSON ROAD
ST. LOUIS, MISSOURI 63141
(314) 813-9200

PROXY STATEMENT
AUGUST 21, 2008

        We are furnishing this Proxy Statement to you in connection with the solicitation by the Board of Directors of Isle of Capri Casinos, Inc., a Delaware corporation, of proxies for use at the 2008 Annual Meeting of Stockholders to be held on Monday, October 6, 2008, beginning at 9:00 a.m., Central Time, at 600 Emerson Road, St. Louis, Missouri, and at any adjournment(s) of the Annual Meeting. Isle of Capri Casinos, Inc., together with its subsidiaries, is referred to herein as the "Company," "we," "us" or "our," unless the context indicates otherwise.

        Our principal executive offices are located at 600 Emerson Road, St. Louis, Missouri 63141. A notice containing instructions on how to access our 2008 Annual Report to Stockholders, this Proxy Statement, and accompanying proxy card was first being mailed to our stockholders on or about August 21, 2008.

QUESTIONS AND ANSWERS

When is the 2008 Annual Meeting, and why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of printed proxy materials?

        The Board of Directors of Isle of Capri Casinos, Inc., a Delaware corporation, seeks your proxy for use in voting at our 2008 Annual Meeting or at any postponements or adjournments of the annual meeting. The Board of Directors is soliciting proxies beginning on or about August 21, 2008. Our annual meeting will be held at 600 Emerson Road, St. Louis, Missouri on Monday, October 6, 2008, at 9:00 a.m., local time. All holders of our common stock, par value $0.01 per share, entitled to vote at the annual meeting, will receive a one-page notice in the mail regarding the Internet availability of proxy materials. Along with the proxy statement, you will also be able to access our Annual Report on Form 10-K for the year ended April 27, 2008 on the Internet.

        Pursuant to the new rules adopted by the Securities and Exchange Commission ("SEC"), we have elected to provide access to our proxy materials over the Internet. Accordingly, we sent a Notice to all of our stockholders as of the record date. All stockholders may access our proxy materials on the website referred to in the Notice. Stockholders may also request to receive a printed set of our proxy materials. Instructions on how to access our proxy materials over the Internet or to request a printed copy can be found on the Notice. In addition, by following the instructions in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

        Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

  THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ISLE OF CAPRI CASINOS, INC.

On what am I being asked to vote?

        At the Annual Meeting, the Company's stockholders will be asked to vote on the following proposals:

  (1)
  To elect nine persons to the Board of Directors; and

  (2)
  The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2009 fiscal year.

The stockholders may also transact any other business that may properly come before the meeting.

Who is entitled to vote at the Annual Meeting?

        The record date for the Annual Meeting is August 13, 2008, and only stockholders of record at the close of business on that date may vote at and attend the Annual Meeting.

What constitutes a quorum for the purposes of voting?

        A majority of the shares of the Company's common stock outstanding, represented in person or by proxy at the Annual Meeting, will constitute a quorum for the purpose of transacting business at the Annual Meeting. Abstentions and "broker non-votes" (explained below) are counted as present for the purpose of determining the presence or absence of a quorum for the transaction of business. As of the record date, August 13, 2008, there were 30,887,227 shares of the Company's common stock outstanding and entitled to vote.

What if a quorum is not present at the Annual Meeting?

        If a quorum is not present during the meeting, we may adjourn the meeting. In addition, in the event that there are not sufficient votes for approval of any of the matters to be voted upon at the meeting, the meeting may be adjourned in order to permit further solicitation of proxies.

How many votes do I have?

        Each outstanding share of the Company's common stock entitles its owner to one vote on each matter that comes before the meeting. Your proxy card indicates the number of shares of the Company's common stock that you owned as of the record date, August 13, 2008.

How many votes are needed to approve each item?

        Provided a quorum is present, directors will be elected by the affirmative vote of a plurality of the shares of our common stock present at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal. Withheld votes, if any, and broker non-votes if any, will have no effect on the vote for the proposal. Stockholders are not allowed to cumulate their votes for the election of directors.

        Ratification of the selection of Ernst & Young as our independent registered public accounting firm for the 2009 fiscal year requires the affirmative vote of at least a majority of the shares of our common stock present at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal. Broker non-votes, if any, will have no effect on the vote for this proposal. Abstentions will have the same effect as a vote against this proposal. If this selection is not ratified by our stockholders, our Audit Committee may reconsider its selection.

What if my stock is held by a broker?

        If you are the beneficial owner of shares held in "street name" by a broker, your broker, as the record holder of the shares, must vote those shares in accordance with your instructions. In accordance with the Marketplace Rules of the National Association of Securities Dealers, Inc. (the "Marketplace Rules"), certain matters submitted to a vote of stockholders are considered to be "routine" items upon which brokerage firms may vote in their discretion on behalf of their customers if such customers have not furnished voting instructions within a specified period prior to the meeting, so called "broker non-votes." For those matters that are considered to be "non-routine," brokerage firms that have not received instructions from their customers will not be permitted to exercise their discretionary authority.

How do I vote?

        Stockholders of record can choose one of the following ways to vote:

  (1)
  By mail: Please download and print the proxy card from the Internet at www.proxyvote.com, complete, sign, date and return the proxy card to:

      Isle of Capri Casinos, Inc.
      c/o Broadridge
      51 Mercedes Way
      Edgewood, NY 11717

  (2)
  By Internet: www.proxyvote.com

  (3)
  By telephone: 1-800-690-6903

  (4)
  In person at the Annual Meeting.

        By casting your vote in any of the four ways listed above, you are authorizing the individuals listed on the proxy to vote your shares in accordance with your instructions.

        If you hold our voting securities in "street name," only your broker or bank can vote your shares. If you want to vote in person at our annual meeting and you hold our voting securities in street name, you must obtain a proxy from your broker and bring that proxy to our annual meeting.

How do I vote using the proxy card?

        If the proxy is properly signed and returned, the shares represented by the proxy will be voted at the annual meeting according to the instructions indicated on your proxy. If the proxy does not specify how your shares are to be voted, your shares represented by the proxy will be voted:

  1.
  For the election of the directors recommended by the Board of Directors;

  2.
  To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2009 fiscal year;

  3.
  In their discretion, upon such other business as may properly come before the meeting.

Can I change my vote after I have submitted my proxy?

        Yes, a stockholder who has submitted a proxy may revoke it at any time prior to its use by:

  1.
  Delivering a written notice to the Secretary;

  2.
  Executing a later-dated proxy; or

  3.
  Attending the Annual Meeting and voting in person.

        A written notice revoking the proxy should be sent to the Company's Secretary at the following address:

  Edmund L. Quatmann, Jr.
  Senior Vice President, General Counsel and Secretary
  Isle of Capri Casinos, Inc.
  600 Emerson Road
  St. Louis, Missouri 63141

How will the votes be tabulated at the meeting?

        Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the Annual Meeting, and such election inspectors also will determine whether or not a quorum is present.

Will the Company solicit proxies in connection with the Annual Meeting?

        Yes, the Company will solicit proxies in connection with the Annual Meeting. We will bear all costs of soliciting proxies including charges made by brokers and other persons holding stock in their names or in the names of nominees for reasonable expenses incurred in sending proxy material to beneficial owners and obtaining their proxies. In addition to solicitation by mail, our directors, officers, and employees may solicit proxies personally and by telephone, facsimile and email, all without extra compensation. We have retained D. F. King & Co., Inc. to assist in the solicitation of proxies. The fee to be paid for such services will be borne by us and is not expected to exceed $5,000 plus reasonable expenses.

 ELECTION OF DIRECTORS

        At the annual meeting, stockholders will vote on the election of nominees listed below to serve as directors until the next annual meeting of stockholders or until their respective successors, if any, are have been elected and qualified. Each of these individuals is currently serving on the Company's Board of Directors. The Company does not know of any reason why any nominee would be unable or unwilling to serve as a director. If any nominee is unable or unwilling to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Company's board may nominate.

Nominees

        The Board of Directors recommends that you vote "FOR" each of the following nominees:

Name	Age
Bernard Goldstein	79
Robert S. Goldstein	53
James B. Perry	58
W. Randolph Baker	61
John G. Brackenbury	72
Alan J. Glazer	67
Jeffrey D. Goldstein	55
Shaun R. Hayes	48
Lee S. Wielansky	57

Nominee Background

         Bernard Goldstein has been Chairman of the Board since June 1992 and served as Chief Executive Officer from September 1995 to March 2008. From June 1992 until February 1993, and from September 1995 to December 1995, Mr. Goldstein was also our President. Mr. Goldstein has been active in the development of the riverboat gaming industry in a number of states and was Chairman of the Board of Steamboat Development Corporation and Steamboat Southeast, Inc. (the "Steamboat Companies"), which were involved in the first legalized riverboat gaming ventures in the United States. In addition to his involvement in the riverboat gaming industry, Mr. Goldstein has been involved in scrap metal recycling since 1951 and barge-line transportation since 1960. Mr. Goldstein is the father of Robert S. Goldstein and Jeffrey D. Goldstein.

         Robert S. Goldstein has been a director since February 1993 and served as Executive Vice Chairman from October 2005 to March 2008, when he became Vice Chairman. Mr. Goldstein is the Chairman, Chief Executive Officer and President of Alter Trading Corporation, a company engaged in the business of scrap metal recycling, and has been associated with that company since 1977. Additionally, Mr. Goldstein was a director, officer, and stockholder of the Steamboat Companies and has been an officer of several affiliated companies engaged in river transportation, stevedoring and equipment leasing since 1980. Mr. Goldstein is the son of Bernard Goldstein and the brother of Jeffrey D. Goldstein.

         James B. Perry has been a director since July 2007 and was named Chief Executive Officer and Executive Vice Chairman in March 2008. Mr. Perry served as a Class III Director on the board of Trump Entertainment Resorts, Inc. from May 2005 until July 2007. From July 2005 to July 2007, Mr. Perry served as Chief Executive Officer and President of Trump Entertainment Resort, Inc. Mr. Perry was President of Argosy Gaming Company from April 1997 through July 2002 and Chief Executive Officer of Argosy Gaming Company from April 1997 through May 2003. Mr. Perry also served as a member of the Board of Directors of Argosy Gaming Company from 2000 to July 2005.

         W. Randolph Baker has been a director since September 1997. In July 2008, Mr. Baker resigned from his position as Chair of the Sycuan Institute on Tribal Gaming at San Diego State University, the nation's first academic program dedicated to study of tribal gaming, where he served since August 2006. He is currently a principal in Randolph Baker & Associates, a consulting firm located in San Antonio, Texas. Previously Mr. Baker served as Executive Director of the Shelby County Schools Education Foundation, a nonprofit organization dedicated to enhancing the quality of K-12 education in Shelby County, Tennessee. From June 1996 to Spring 2004, he served as Vice Chairman and Chief Executive Officer of Thompson Baker & Berry, a regional public relations and public affairs firm located in Memphis, Tennessee. Prior to that, Mr. Baker served as Visiting Professor of Gaming Studies in the College of Business at the University of Nevada, Reno, and as Director of Public Affairs for The Promus Companies Incorporated, then a holding company for casino and hotel brands (including Harrah's casino hotels).

         John G. Brackenbury, C.B.E. has been a director since January 2004. Mr. Brackenbury, who has over 40 years of experience in the leisure sector in the United Kingdom, is involved in numerous organizations. Mr. Brackenbury has served as chairman of Business in Sport & Leisure since 1985 and was made Life President on March 17, 2005 and as chairman of Brackenbury Leisure Limited since 1996. He has served as Chairman of Avanti Screenmedia since 2002 and on the demerger of Avanti Screenmedia and Avanti Communications in April 2007, he remains a non-executive director of Avanti Screenmedia and has become chairman of Avanti Communications Group Plc and ceased to be chairman of Active Media Capital in April 2007 when it was acquired by Avanti Screenmedia. From November 1996 to December 2003, he was Chairman of Pubmaster Limited which was one of the United Kingdom's leading independent pub operators. Mr. Brackenbury previously served as a non-executive director of Holsten (UK) Limited, Hotel & Catering Training Company, Western Wines Limited, Aspen Group Plc, SFI Holdings Limited, Brewing Research Foundation and as an executive director of Brent Walker Group, Plc and Chairman of People 1st.

         Alan J. Glazer has been a director since November 1996, and is currently the Chief Executive Officer of Morris Anderson & Associates, Ltd., a national management consulting firm, where he has worked since 1984. Mr. Glazer also serves as a director of Goldstein Group, Inc. a private company owned by Bernard Goldstein and members of his family.

         Jeffrey D. Goldstein has been a director since October 2001. Mr. Goldstein is Chairman and President of Alter Company and its related barge and other transportation entities. Mr. Goldstein has been associated with Alter Company for over thirty years, serving in various management roles. Additionally, Mr. Goldstein was a director, officer, and stockholder of the Steamboat Companies. Mr. Goldstein is the son of Bernard Goldstein and the brother of Robert S. Goldstein.

         Shaun R. Hayes has been a director since January 2006. Since August 2008 Mr. Hayes has served as President and CEO of Sun Security Bank, a wholly-owned subsidiary of Sun Financial, a Missouri-based bank holding company. Mr. Hayes was president and chief executive officer of Missouri banking for National City Bank from April 2004 to July 2008. Mr. Hayes co-founded Allegiant Bancorp and served as president from May 1989 until April 2004, when Allegiant merged with National City Corporation. Before founding Allegiant, Mr. Hayes spent seven years with United Missouri Bank. Mr. Hayes is Vice Chairman of the Board of Directors for Investors Financial Group, the owner of Excel Bank, a Missouri-based financial institution.

         Lee S. Wielansky has been a director since February 2007. Since March 2003, Mr. Wielansky has served as Chairman and Chief Executive Officer of Midland Development Group, Inc., a commercial real estate development company with locations in St. Louis, Missouri and Jacksonville, Florida. From November 2000 to March 2003, Mr. Wielansky served as President and Chief Executive Officer of JDN Development Company, Inc., a wholly owned subsidiary of JDN Corporation, a publicly traded real estate investment trust engaged in the development of retail shopping centers. From 1998 to 2000,

Mr. Wielansky was a Managing Director of Regency Centers Corporation, a publicly traded real estate investment trust. In 1983, Mr. Wielansky co-founded Midland Development Group, Inc. and served as Chief Executive Officer until 1998 when the company was acquired by Regency Centers Corporation. Mr. Wielansky serves as Chairman of the Board of Directors of Pulaski Financial Corp., the holding company for Pulaski Bank, and serves as a director of Acadia Realty Trust, a real estate investment trust.

Independence

        The Board of Directors has determined that the following directors are independent as defined in Nasdaq Rule 4200(a)(15):

  W. Randolph Baker
  John G. Brackenbury
  Alan J. Glazer
  Shaun R. Hayes
  Lee S. Wielansky

Meetings

        During the fiscal year ended April 27, 2008, which we refer to as "fiscal 2008," the Board of Directors met in person or telephonically twelve times. During fiscal 2008, each of our directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which he served. Directors are expected to attend each Annual Meeting of Stockholders. Each member of the current Board of Directors that was a member of the Board in October 2007 attended last year's Annual Meeting of Stockholders.

Committees

        The Board of Directors has three standing committees: the Stock Option and Compensation Committee, the Audit Committee, and the Nominating Committee. During fiscal 2008, the Stock Option and Compensation Committee met five times, the Audit Committee met eight times and the Nominating Committee met on an informal basis from time to time.

         Stock Option and Compensation Committee. Messrs. Hayes, Glazer, Baker, Brackenbury and Wielansky are members of the Stock Option and Compensation Committee. Mr. Hayes acts as chairman of the Stock Option and Compensation Committee. The Stock Option and Compensation Committee acts as an advisory committee to the full Board with respect to compensation of our executive officers and other key employees, including administration of the stock option plan, option grants, and bonuses. Additional information regarding the policies of the Committee is set forth in the "Stock Option and Compensation Committee Report on Executive Compensation" included in this Proxy Statement. In accordance with Nasdaq Rule 4350(c)(3), each member of the Stock Option and Compensation Committee is "independent" as defined in Nasdaq Rule 4200(a)(15). The Stock Option and Compensation Committee does not have a written charter.

         Audit Committee. Messrs. Glazer, Baker, Hayes and Wielansky are members of the Audit Committee. Mr. Glazer acts as chairman of the Audit Committee. The Audit Committee's responsibilities include recommending to the full Board the selection of our independent registered public accounting firm, reviewing the plan, scope and results of the independent audit, reviewing the fees for the audit services performed, reviewing and pre-approving the fees for the non-audit services to be performed and reviewing all financial statements. Information regarding the functions performed by the Audit Committee during the fiscal year is set forth in the "Report of the Audit Committee," included in this Proxy Statement. Each member of the Audit Committee is "independent" as defined in

Nasdaq Rule 4200(a)(15). The Board has determined that each member of the audit committee is free from any relationship that would interfere with the exercise of independent judgment as a committee member. Mr. Glazer has been designated as our "audit committee financial expert" under the SEC Rules. The Audit Committee is governed by a written charter approved by the Board of Directors. The Audit Committee Charter is posted on the Company's website at www.islecorp.com under Investor Relations—Corporate Governance.

         Nominating Committee. Messrs. Glazer and Hayes are members of the Nominating Committee. Mr. Glazer acts as chairman of the Nominating Committee. The Nominating Committee considers and makes recommendations concerning the size and composition of the Board of Directors, the number of non-executive members of the Board of Directors, and membership of committees of the Board of Directors. As a policy, the Nominating Committee generally does not consider nominees recommended by the Company's stockholders. In determining the criteria for membership on the Board of Directors, the Nominating Committee considers the skills and personal characteristics required in light of the then-current makeup of the Board and in the context of the perceived needs of the Company at the time, including the following attributes: financial acumen, general business experience, industry knowledge, leadership abilities, high ethical standards and independence. In accordance with Nasdaq Rule 4350(c)(4), Messrs. Alan J. Glazer and Shaun Hayes are "independent" as defined in Nasdaq Rule 4200(a)(15). The Nominating Committee Charter is posted on the Company's website at www.islecorp.com under Investor Relations—Corporate Governance.

        In addition to the foregoing committees of the Board of Directors, we also maintain a Compliance Committee that is made up of both directors and non-directors. Mr. Baker is a member of the Compliance Committee, along with Messrs. Allan B. Solomon, Harry Redmond, Steve DuCharme and Ms. Janice Newman. Mr. Baker acts as chairman, Messrs. Redmond and DuCharme are independent members, and Ms. Newman is the Compliance Officer of the Compliance Committee. The Compliance Committee's responsibilities include maintaining compliance with the regulatory requirements imposed upon the Company by the jurisdictions in which it operates and evaluating relationships between the Company and persons and entities with whom the Company proposes to do business.

Compensation of Directors

        For the 2008 fiscal year, our non-employee directors received a $50,000 annual retainer, additional compensation of $4,000 for each board meeting attended, $2,000 for each meeting with management that they were required to attend and $1,000 for any other meeting they were required to attend in person. The Chairmen of the Company's Audit Committee and Stock Option and Compensation Committee each receive an additional annual retainer of $15,000 and $7,500, respectively, for chairing those Committees, and the Chairman of the Company's Compliance Committee receives a fee of $2,000 per meeting. Directors are also eligible for annual grants of options to purchase shares of the Company's common stock at market value as of the grant date. Directors who are our employees receive no additional compensation for serving as directors. All directors are reimbursed for travel and other expenses incurred in connection with attending board meetings and meetings with management that they may be required to attend. In addition, upon the initial election or appointment of any person to the Board of Directors, he or she will receive options to acquire 10,000 shares of our common stock, 50% of which vest upon issuance, with the remaining 50% vesting one year following issuance.

        Mr. Robert S. Goldstein was appointed Executive Vice Chairman in October 2005 and, pursuant to the terms of his employment agreement, his annual base salary is $200,000. Mr. Goldstein resigned as Executive Vice Chairman and became Vice Chairman effective May 1, 2008. Mr. Goldstein's employment agreement was terminated effective upon his resignation.

        For the 2009 fiscal year, director compensation is unchanged except that: the additional annual retainer for the Chairman of the Audit Committee has been increased to $25,000, the Chairman of the

Board shall receive an annual retainer of $200,000 in lieu of the standard annual retainer, and the Vice Chairman of the Board shall receive an annual retainer of $100,000 in lieu of the standard retainer.

        During the fiscal year ended April 27, 2008, Mr. Brackenbury performed consulting services for us. See "Certain Related Party Transactions" for a description of these services.

        During the fiscal year ended April 27, 2008, Mr. Wielansky performed consulting services for us. See "Certain Related Party Transactions" for a description of these services.

Fiscal 2008 Director Compensation

        The following table sets forth information with respect to all compensation awarded the Company's directors during the last completed fiscal year:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
W. Randolph Baker	$87,000	$188,644	$275,644
John G. Brackenbury(2)	$66,000	$151,336	$217,336
Alan J. Glazer	$171,000	$160,119	$331,119
Jeffrey D. Goldstein	$70,000	$188,644	$258,644
Robert S. Goldstein(3)	$—	$487,165	$487,165
Shaun R. Hayes	$117,930	$78,297	$196,227
Lee S. Wielansky(4)	$76,000	$94,279	$170,279
James B. Perry(5)	$62,500	$167,052	$229,552

(1)
The amounts in this column are calculated in accordance with Statement of Financial Accounting Standards, No. 123 (revised 2004), "Share-Based Payment" ("FAS 123R") and equal the financial statement compensation cost for awards as reported in our consolidated statement of operations for the fiscal year. The amounts do not represent cash payments made to the director or amounts realized, or amounts that may be realized. Under FAS 123R, the fair value of awards granted to directors is recognized ratably over the applicable service period generally corresponding with the vesting schedule of the grant. The assumptions used in the calculation of these amounts for stock option awards are disclosed in Note 9 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended April 27, 2008 with the exception that for the directors no forfeiture rate is applied.

(2)
Mr. Brackenbury received an additional $60,000 for consulting services performed for the Company. This additional amount is not included herein.

(3)
Mr. Robert S. Goldstein did not earn any fees for service as a director in the last completed fiscal year. Pursuant to the terms of his employment agreement, Mr. Goldstein's annual base salary to serve as Executive Vice Chairman was $200,000 and his target bonus was 60% of his annual base salary. Mr. Goldstein declined to receive a bonus for fiscal 2008. Mr. Goldstein became Vice Chairman on March 10, 2008 and his employment agreement was terminated effective May 1, 2008. The amount included in the "Options Award" column for Mr. Goldstein is the financial statement compensation cost for all awards awarded to Mr. Goldstein for service as a director and as Executive Vice Chairman.

(4)
Mr. Wielansky received an additional $78,000 for consulting services performed for the Company. This additional amount is not included herein.

(5)
Mr. Perry became Chief Executive Officer on March 10, 2008 and earned no fees for serving as a director after such date. Amounts included herein do not include compensation paid to Mr. Perry as Chief Executive Officer.

Stockholder Communications with the Board

        The board provides a process for stockholders to send communications to the Board or any of the directors, including the independent directors. All such communications must be in writing and shall be addressed to the Corporate Secretary, Isle of Capri Casinos, Inc., 600 Emerson Road, St. Louis, Missouri 63141, Attention: Stockholder Communications. All inquiries will be reviewed by the Secretary who will forward to the Board a summary of all such correspondence and copies of all communications that he determines require the attention of the Board. All communications will be compiled and submitted to the Board or the individual directors on a regular basis unless such communications are considered, in the reasonable discretion of the Secretary, to be improper for submission to the intended recipients. Examples of communications that would be deemed improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to the Company or the Company's business or communications that relate to irrelevant topics.

Executive Sessions

        In accordance with Nasdaq Rule 4350(c)(2), the Board currently schedules regular meetings at which only independent directors are present. The executive sessions generally are scheduled in conjunction with each Board meeting at which the members of the Board of Directors meet in person.

Code of Conduct

        As required by Nasdaq Rule 4350(n), the Board of Directors has adopted a Code of Business Conduct that applies to all of the Company's directors, officers and employees. In addition, the Company has adopted a Code of Ethics that applies to its principal executive officer, principal financial officer, principal accounting officer, controller and others performing similar functions and specifies the legal and ethical conduct expected of such officers. The Company's Code of Business Conduct and Code of Ethics are posted on the Company's website at www.islecorp.com under Investor Relations—Corporate Governance and will be provided free of charge upon request to the Company.

Compensation Committee Interlocks and Insider Participation

        There are no Stock Option and Compensation Committee interlocks (i.e., none of our executive officers serves as a member of the board of directors or the compensation committee of another entity that has an executive officer serving as a member of our Board or the Stock Option and Compensation Committee of our Board).

 OWNERSHIP OF OUR CAPITAL STOCK

        The following table sets forth information with respect to the beneficial ownership of our common stock as of August 13, 2008 (unless otherwise indicated) by: (1) each director and nominee for director, (2) the individuals named in the Summary Compensation Table (i.e., the Named Executive Officers), (3) all directors and executive officers (including the Named Executive Officers) as a group, and (4) based on information available to us and filings made under Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended, each person known by us to be the beneficial owner of more than 5% of our common stock. Unless otherwise indicated, all persons listed have sole voting and dispositive power over the shares beneficially owned.

Name and Address of Beneficial Owners(1)	Number of Shares of Common Stock Beneficially Owned(2)	Percentage of Outstanding Shares Owned(2)
Jeffrey D. Goldstein(3)	12,945,983	41.9%
Robert S. Goldstein(4)	10,587,868	34.2%
Richard A. Goldstein(5)	9,909,082	32.1%
B.I.J.R.R. Isle, Inc.(6)	8,702,625	28.2%
B.I. Isle Partnership, L.P.(7)	4,502,625	14.6%
Bernard Goldstein(8)	3,639,738	11.7%
Goldstein Group, Inc.(9)	2,862,601	9.3%
PAR Investment Partners, L.P.(10)	1,877,192	6.1%
Addison Clark Management, L.L.C.(11)	1,700,000	5.5%
W. Randolph Baker(12)	60,856	*
John G. Brackenbury(13)	42,900	*
Alan J. Glazer(14)	119,000	*
Shaun R. Hayes(15)	27,500	*
James B. Perry(16)	60,000	*
Lee S. Wielansky(17)	20,000	*
Virginia M. McDowell(18)	70,000	*
Allan B. Solomon(19)	368,240	1.2%
Dale R. Black	7,500	*
Robert F. Griffin(20)	80,149	*
Donn R. Mitchell, II(21)	76,176	*
Directors and Executive Officers as a Group (19 persons)(22)	16,010,684	51.8%

*
Less than 1%.

Notes:

(1)
Unless otherwise indicated below, the business address for each member or affiliated entity of the Goldstein family listed below is 2200 Corporate Boulevard N.W., Suite 310, Boca Raton, Florida 33431.

(2)
Calculated pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Under Rule 13d-3(d), shares not currently outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days of August 13, 2008, are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by any other person listed.

(3)
The number of shares beneficially owned by Jeffrey D. Goldstein includes 8,702,625 shares of which Jeffrey D. Goldstein, as Co-Chairman and Chief Executive Officer of B.I.J.R.R. Isle, Inc. (the sole general partner of B.I. Isle Partnership, L.P., Rob Isle Partnership, L.P., Rich Isle

  Partnership, L.P., and Jeff Isle Partnership, L.P.), has indirect beneficial ownership, 2,862,601 shares held by the Goldstein Group, Inc., of which Jeffrey D. Goldstein, as President, has indirect beneficial ownership, 540,000 shares held in the Richard A. Goldstein Irrevocable Trust, of which Jeffrey D. Goldstein, as co-trustee, has indirect beneficial ownership, and 41,000 shares issuable upon the exercise of stock options that are exercisable within 60 days issued to Jeffrey D. Goldstein. The business address of Jeffrey D. Goldstein is 2117 State Street, Suite 300, Bettendorf, Iowa 52722.

(4)
The number of shares beneficially owned by Robert S. Goldstein includes 8,702,625 shares of which Robert S. Goldstein, as Co-Chairman and Chief Executive Officer of B.I.J.R.R. Isle, Inc., has indirect beneficial ownership, 540,000 shares held in the Richard A. Goldstein Irrevocable Trust, of which Robert S. Goldstein, as co-trustee, has indirect beneficial ownership, 540,000 shares held in the Jeffrey D. Goldstein Irrevocable Trust, of which Robert S. Goldstein, as co-trustee, has indirect beneficial ownership, and 68,000 shares issuable upon the exercise of stock options that are exercisable within 60 days issued to Robert S. Goldstein. The business address of Robert S. Goldstein is 689 Craig Road, St. Louis, Missouri 63141.

(5)
The number of shares beneficially owned by Richard A. Goldstein includes 8,702,625 shares of which Richard A. Goldstein, as Co-Chairman and Chief Executive Officer of B.I.J.R.R. Isle, Inc. has indirect beneficial ownership, and 540,000 shares held in the Jeffrey D. Goldstein Irrevocable Trust, of which Richard A. Goldstein, as co-trustee, has indirect beneficial ownership. The business address of Richard A. Goldstein is 689 Craig Road, St. Louis, Missouri 63141.

(6)
Shares owned by B.I.J.R.R. Isle, Inc. are reported as beneficially owned by each of Robert S. Goldstein, Richard A. Goldstein and Jeffrey D. Goldstein, each as Co-Chairman and Chief Executive Officer of B.I.J.R.R. Isle, Inc. The number of shares beneficially owned includes 4,502,625 shares, of which B.I.J.R.R. Isle, Inc., as sole general partner of each of B.I. Isle Partnership, L.P., Rob Isle Partnership, L.P., Rich Isle Partnership, L.P., and Jeff Isle Partnership, L.P., has indirect beneficial ownership. The address for B.I.J.R.R. Isle, Inc. is c/o Michael Newmark, Bryan Cave LLP, 211 N. Broadway, Ste. 3600, St. Louis, Missouri 63102.

(7)
Shares owned by B.I. Isle Partnership, L.P. are reported as beneficially owned by B.I.J.R.R. Isle, Inc., as the sole general partner of B.I. Isle, Inc., and by each of Robert S. Goldstein, Richard A. Goldstein and Jeffrey D. Goldstein, each as Co-Chairman and Chief Executive Officer of B.I.J.R.R. Isle, Inc. The address of B.I. Isle Partnership is c/o Michael Newmark, Bryan Cave LLP, 211 N. Broadway, Ste. 3600, St. Louis, Missouri 63102.

(8)
The number of shares beneficially owned by Bernard Goldstein consists of 2,862,601 shares held by Goldstein Group, Inc., of which Bernard Goldstein, as Chairman, has indirect beneficial ownership, 469,111 shares in a trust of which his wife is trustee and he is the beneficiary, 75,000 shares in a family private foundation of which he is President, 208,550 shares issuable upon the exercise of stock options that are exercisable within 60 days issued to Bernard Goldstein and 24,476 shares held in the Bernard Goldstein Retirement Plan.

(9)
Shares owned by Goldstein Group, Inc. are reported as beneficially owned by Jeffrey D. Goldstein as President and Bernard Goldstein as Chairman. The address for Goldstein Group, Inc. is 2117 State Street, Suite 300, Bettendorf, Iowa 52722.

(10)
As reflected on a Schedule 13G filed on July 17, 2008, by PAR Investment Partners, L.P. and its affiliates. The address for PAR Investment Partners, L.P. is c/o PAR Capital Management, Inc., One International Place, Suite 2401, Boston, Massachusetts, 02110.

(11)
As reflected on a Schedule 13G filed on July 15, 2008, by Addison Clark Management, LLC and its affiliate. The address for Addison Clark Management, LLC, is 10 Wright Street, Suite 100, Westport, Connecticut, 06880.

(12)
Includes 47,000 shares issuable upon the exercise of stock options that are exercisable within 60 days.

(13)
Includes 38,500 shares issuable upon the exercise of stock options that are exercisable within 60 days.

(14)
Includes 69,000 shares issuable upon the exercise of stock options that are exercisable within 60 days and 1,000 shares owned by Alan J. Glazer's wife.

(15)
Includes 24,500 shares issuable upon the exercise of stock options that are exercisable within 60 days.

(16)
Includes 10,000 shares issuable upon the exercise of stock options that are exercisable within 60 days.

(17)
Includes 10,000 shares issuable upon the exercise of stock options that are exercisable within 60 days.

(18)
Includes 50,000 shares issuable upon the exercise of stock options that are exercisable within 60 days.

(19)
Includes 187,605 shares issuable upon the exercise of stock options that are exercisable within 60 days.

(20)
Includes 68,836 shares issuable upon the exercise of stock options that are exercisable within 60 days.

(21)
Includes 53,410 shares issuable upon the exercise of stock options that are exercisable within 60 days.

(22)
Information provided is for the individuals who were our executive officers and directors on August 13, 2008, and includes 876,401 shares issuable upon exercise of stock options that are exercisable within 60 days. The amount does not include 666,457 shares beneficially owned by Richard A. Goldstein, the beneficial ownership of which is disclaimed by Bernard Goldstein, Robert S. Goldstein and Jeffrey D. Goldstein. If such shares were included in the category "All Executive Officers and Directors as a Group," the number of shares of our common stock beneficially owned by such group as of August 13, 2008 would have been 16,677,141 and the percentage of outstanding shares of our common stock owned by such group as of such date would have been 54.0%.

 EXECUTIVE OFFICERS

        Below is a table that identifies our executive officers as of the date of this proxy statement, other than Mr. Perry, who is identified in the section entitled "Election of Directors."

Name	Age	Position(s)
Virginia M. McDowell	50	President and Chief Operating Officer
Allan B. Solomon	72	Executive Vice President
Dale R. Black	45	Senior Vice President and Chief Financial Officer
R. Ronald Burgess	64	Senior Vice President of Human Resources
D. Douglas Burkhalter	41	Senior Vice President of Marketing
Robert F. Griffin	48	Senior Vice President of Operations
Paul B. Keller	54	Senior Vice President, Chief Development Officer
Donn R. Mitchell, II	40	Senior Vice President of UK Operations
Edmund L. Quatmann, Jr.	38	Senior Vice President, General Counsel and Secretary
Jeanne-Marie Wilkins	49	Senior Vice President, Chief Information Officer

         Virginia M. McDowell has been our President and Chief Operating Officer since July 2007. From October 2005 to July 2007, Ms. McDowell served as Executive Vice President and Chief Information Officer at Trump Entertainment Resorts, Inc. From 1997 through October 2005, Ms. McDowell served in a variety of positions at Argosy Gaming Company, including Vice President of Sales and Marketing, and Senior Vice President of Operations. Prior to working at Argosy, Ms. McDowell served as the East Coast General Manager for Casino Data Systems and held management positions at a number of Atlantic City gaming properties beginning in 1981.

         Allan B. Solomon served as a director of the Company from June 1992 to October 2003, served as the Chief Financial Officer and Treasurer of the Company from June 1992 to October 1993, was Chairman of the Executive Committee from January 1993 to April 1995, and was Secretary from June 1992 to July 2003. Mr. Solomon served as General Counsel of the Company from May 1994 to July 2008. He became Executive Vice President in April 1995. From 1986 to May 1994, Mr. Solomon was President of Allan B. Solomon, P.A., which was a partner in the Florida law firm of Broad and Cassel.

         Dale R. Black has been our Senior Vice President and Chief Financial Officer since December 2007. From November 2005 to December 2007, he served as executive vice president—chief financial officer of Trump Entertainment Resorts, Inc. From April 1993 through October 2005, Mr. Black worked at Argosy Gaming Company in Alton, Illinois, becoming chief financial officer in 1998 after serving as vice president and corporate controller. Prior to joining Argosy, he spent seven years in the audit practice of Arthur Andersen.

         R. Ronald Burgess has been our Senior Vice President of Human Resources since September 2007. From October 2005 to September 2007, Mr. Burgess served as a consultant on the launch of gaming in Macau for Galaxy Entertainment. From July 1999 through October 2005, Mr. Burgess served as Senior Vice President of Human Resources for Argosy Gaming Company. From 1986 to 1999, Mr. Burgess was Corporate Director of Human Resources for Harrah's Entertainment, Inc. Prior to joining Harrah's in 1986, he was responsible for human resources at a major operating unit of RCA, ultimately managing the merger with General Electric.

         D. Douglas Burkhalter has been our Senior Vice President of Marketing in September 2007. From November 2005 to July 2007, Mr. Burkhalter served as vice president of marketing strategy for Trump Entertainment Resorts, Inc. He also held the position of corporate director of marketing for Argosy Gaming Company from June 2002 until November 2005.

         Robert F. Griffin has been our Senior Vice President of Operations since November 2004. Prior to his promotion, Mr. Griffin served as Regional Vice President of Operations from March 2003 to November 2004. Mr. Griffin served as Vice President/General Manager at our Black Hawk property from August 2002 to April 2003, the Tunica property from May 2001 to August 2002, the Lake Charles property from May 2000 to May 2001, and at the Vicksburg property from May 1999 to May 2000. Mr. Griffin joined the company as Senior Director of Operations at the Isle of Capri Lake Charles in 1998. Prior to joining the company, Mr. Griffin held several senior management positions with Trump Marina from 1992 to 1998.

         Paul B. Keller has been our Senior Vice President, Chief Development Officer since May 2008. From September 2007 to May 2008, Mr. Keller was a consultant for us. Mr. Keller served as Executive Vice President of Design and Construction for Trump Entertainment Resorts, Inc. from October 2005 to July 2007. From September 1993 to October 2006, he served as Vice President of Design and Construction for Argosy Gaming Company.

         Donn R. Mitchell, II has been our Senior Vice President of UK Operations since December 2007. Previously he served as Senior Vice President, Chief Financial Officer and Treasurer from January 2006 to December 2007. Mr. Mitchell joined the Company in June 1996 as director of finance and served as Vice President of Finance from July 2001 to December 2005. Mr. Mitchell's prior experience includes serving as an audit manager for Arthur Andersen LLP in New Orleans, Louisiana from July 1990 until June 1996.

         Edmund L. Quatmann, Jr. has been our Senior Vice President, General Counsel and Secretary since July 2008. Prior to joining us, Mr. Quatmann was the Senior Vice President and General Counsel of iPCS, Inc., a telecommunications company based in Schaumburg, Illinois, where he was employed from November 2004 to June 2008. Prior to that, Mr. Quatmann practiced law in the corporate and securities group of the Chicago, Illinois office of Mayer Brown LLP (October 1998 to November 2004) and in the corporate and securities group of the St. Louis, Missouri office of Bryan Cave LLP (September 1996 to October 1998).

         Jeanne-Marie Wilkins has been our Senior Vice President and Chief Information Officer since April 2008. Prior to that, she was a consultant to the Company from September 2007 until April 2008. Mrs. Wilkins previously served as vice president of business strategy for Trump Entertainment Resorts, Inc. from October 2005 to July 2007. From May 2002 through September 2005, she served as the business strategy leader for Argosy Gaming Company. She began her gaming career working for Bally Technologies f/k/a Bally Gaming and Systems as a consultant from March 1996 to March 1998. She served as a regional manager for Bally Technologies from March 1998 to May 2002 in state regulated, tribal and international gaming jurisdictions.

 EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

        For purposes of the following Compensation Discussion and Analysis, the terms "executives" and "executive officers" refer to the Named Executive Officers of the Company as set forth in the Summary Compensation Table, which appears on page 23 of this proxy statement.

Executive Compensation Philosophy

        Our executive compensation program is designed to attract and retain superior executive talent, incentivize our executives to drive profitable growth and enhance long-term value for our shareholders. Key elements of the program include base salary and performance-based incentives (including both cash and equity opportunities).

        Key components of our executive compensation policy include:

  •
  Administering a competitive executive compensation program in which total compensation opportunities will be comparable to those in our peer group of gaming companies;

  •
  Relating total compensation opportunities for executives to the financial performance of the Company, both overall and in comparison to our peer group; and

  •
  Establishing and ensuring internal equity and measurements for organizational effectiveness/contribution for executives.

        Our executive compensation program is designed to reward the achievement of difficult but fair performance criteria, and enhance stock ownership among the executive team. The following principles provide the framework for the Company's executive compensation program:

  •
  Targeted total compensation

    Overall total compensation opportunities and individual program elements are targeted to the 50th percentile of our peer group. Actual pay may vary above or below that benchmark depending on performance level achievement in the Company's short- and long-term incentive programs. The 50th percentile is determined by reviewing competitive pay levels at other gaming companies where the Company competes for executive talent.

    For individual executives, management and the Committee consider a number of relevant factors when establishing targeted pay levels, including the value to our shareholders, future leadership potential, level of job responsibility, critical experience/skills, the level of sustained performance, and the market demands for talent.

  •
  Stockholder alignment

    Total compensation opportunities are tied to quantifiable performance metrics and, through the use of equity grants, the Company's stock price.

  •
  Total compensation mix

    The Company's targeted pay mix (salary vs. performance-based incentive pay) is designed to reflect a combination of competitive market practices and strategic business needs. The degree of performance-based incentive pay ("at risk" compensation) and the level of total compensation opportunities should increase with an executive's responsibility level, because executives that are at higher levels in the organization are more likely to affect the Company's results.

Overview of Executive Compensation Elements

        The Company's executive compensation program consists of several elements, as summarized in the table below:

	Pay Element Overview	Purpose of the Pay Element
Base Salary	Base salary pays for competence in the executive role. An executive's salary level depends on the scope of responsibilities, individual performance, and the relationship to amounts paid to other executives at peer companies.	Provide a competitive base level of compensation based on sustained performance in the role and competitive market practice.
Non-Equity Incentive Plan
Annual achievement of objectives set by the Board of Directors.

	If plan objectives for fiscal 2008 are achieved, opportunities range from 25% to 200% of target, depending on the overall performance levels achieved. Final payout is subject to adjustments at the discretion of the Board of Directors.	Motivate and focus our executive team on the achievement of annual performance goals that support the sustained long-term success for the Company.
Long-Term Incentives
Stock Options
Equity awards (historically consisting of stock options) are granted to executives based on their position with the Company. These grants typically occur after our Annual Meeting of Stockholders and have a five-year vesting term.
The Company strives to deliver a balanced long-term incentive portfolio to executives, focusing on equity and the achievement of internal financial objectives.

The primary objectives of the overall design include the following:
• Align management and stockholder interests by rewarding executives for growth of the business, increased profitability, and sustained shareholder value creation.
• Increase management's potential for stock ownership opportunities.
• Attract and retain excellent management talent.
Benefits
Executives participate in the Company plans available to all employees, inclusive of health, dental, disability and life insurance. All officers are enrolled in the officers medical plan in which an allocation of 5% of salary (1099 income) aids with payment of expenses other than premiums.
The Company's benefit plan is designed to attract and retain team members and provide an element of security and comfort for their health and welfare needs. We believe that the benefit plan design is reasonable, competitive, and cost effective.

	Pay Element Overview	Purpose of the Pay Element
Executives may participate in the Company's Savings & Retirement Plan, which is available for all Company employees. The Company plan allows employees to defer up to 15% of their salary (subject to IRS limits) and provides for a Company match of 25% of each dollar deferred. The Company pays the recordkeeping fees. Transaction fees are paid by the team members.
Executives may participate in the non-qualified Deferred Compensation Plan. A Company match is available.

The Company provides life insurance benefits to all salaried team members at no cost up to $100,000 of coverage. An additional $540,000 of coverage may be purchased. Short and long-term disability insurance is provided to all team members. Coverage includes up to 2/3 of base salary with a maximum monthly payment of $5,000.

As part of the relocation of the Company's corporate offices to St. Louis, Missouri, and in connection with the hiring of new executives needing to relocate, the Company provided relocation support and reimbursement to its executive officers. These costs were grossed up for any taxation related to the additional compensation.
Perquisites	The Company does not provide perquisites or personal benefits to executives, other than the Medical Executive Reimbursement Plan (the "MERP").	Not applicable.
Post-Termination Coverage
Post-termination coverage is defined and outlined in individual employment agreements, as disclosed later in this section, in addition to the notes to the Potential Liabilities Upon Termination tables.
Severance protection not related to a change in control is designed to ease the consequences of an unexpected termination, under approved circumstances. Severance protection related to a change in control is designed to facilitate leadership continuity during a threatened or actual change in ownership.

        The use of the above compensation tools enables the Company to reinforce its pay for performance philosophy as well as strengthen its ability to attract and retain high performing executive officers. The Company believes that this combination of programs provides an appropriate mix of fixed and variable pay, balances short-term operational performance with long-term shareholder value creation, and facilitates executive recruitment and retention in a high-performance culture.

        The Stock Option and Compensation Committee (the "Committee") reviews pay competitiveness from a total compensation perspective. The Company relies primarily on market data to determine pay opportunities for each component.

Additional Information on Isle of Capri's Compensation Elements
Market Data—The Compensation Comparator Group

        The Committee analyzes market data and evaluates individual executive performance with a goal of setting compensation at levels it believes, based on its general business and industry knowledge and experience, are comparable with compensation levels of executives in other companies of similar size operating in the gaming industry. The Committee engages compensation consulting firms to provide guidance regarding competitive compensation practices, industry peer analysis and recommendations. Using this guidance and peer group compensation information as a point of reference, the Committee then focuses on the Company's and individual performance in determining each component of annual compensation.

        In determining compensation levels for fiscal 2008, the Committee relied on market data provided in April 2006 by Hewitt Associates. For the Named Executive Officers, this data consisted of a combination of industry data from published and proprietary third-party gaming/casino survey sources and publicly-available proxy information for a group of seven similar-sized gaming/casino companies. The seven gaming/casino companies were Ameristar Casinos, Aztar Corp, Boyd Gaming, Las Vegas Sands Corp., Penn National Gaming, Station Casinos, and Trump Entertainment.

        In January 2008, the Committee engaged Watson Wyatt as its compensation consultant. In reviewing the Company's fiscal 2008 compensation of its executive officers, Watson Wyatt assembled competitive market compensation information from published compensation surveys and from a peer group of publicly traded gaming companies comparable in size to the Company. Watson Wyatt's peer group consisted of the same seven companies that were used by Hewitt in 2006.

Base Salary

        Base salary levels at the Company reflect a combination of factors, including competitive pay levels, the executive's experience and tenure, internal pay equity, the need to attract and retain excellent management talent, the Company's overall annual budget for merit increases and the executive's individual performance.

        The Board set base salaries for the executive officers for fiscal 2008 in April 2007. Messrs. Griffin, Mitchell and Solomon received base salary increases of between approximately 1% and 4% of their fiscal 2007 base salary and Mr. Bernard Goldstein's base salary did not change. See discussion below under the heading "Fiscal 2008 New Executives" for a discussion of fiscal 2008 base salaries for Ms. McDowell and Messrs. Black and Perry. Based on the results of Watson Wyatt's 2007 executive pay study, the Company's competitive posture with respect to fiscal 2008 base salary varies by position for the Named Executive Officers, but was below the median relative to the peer group. Salaries are reviewed on an annual basis.

Annual Incentive Plan

        The purpose of the Company's annual bonus plan is to tie compensation directly to specific business goals and management objectives. The Committee believes that basing annual cash bonuses for executive officers on pre-determined company performance metrics establishes a direct and powerful link between our executives' pay and our financial and operational success. The Committee further believes that the achievement of the goals for these operating performance metrics are closely correlated to the creation of long-term shareholder value.

        For fiscal 2008, the company performance metrics consisted of: EBITDA (defined as earnings before interest and other non-operating income (expense), income taxes, and depreciation and amortization), achievement of cost savings and development of a new program to evaluate capital expenditures and growth opportunities, which we call the Isle Value Added program. The Board also retained discretion to reward achievement of individual goals and objectives.

        Annual incentive opportunities are expressed as a percentage of base salary and are set forth in each executive's employment agreement. Targets are developed considering the competitive 50th percentile and consistency with the Company's internal structure. Executives are grouped together in our internal structure according to their position and relative importance to the Company. The Company's competitive posture for the executives varies by position. Based on Watson Wyatt's executive pay study, the target annual incentive opportunities as a percentage of base salary are generally between the median and 75th percentile of market practices. The following targets (as a percentage of salary) were in place for fiscal 2008:

• Bernard Goldstein	60%
• McDowell	60%
• Black	60%
• Solomon	50%
• Mitchell	50%
• Griffin	50%

        Mr. Perry's target is 60% of his base salary beginning with fiscal 2009. Bonus opportunities for fiscal 2008 were weighted 40% on EBITDA, 15% on achievement of cost savings and 15% on development of the Isle Value Added Program. The remaining 30% was in the discretion of the Board of Directors. For fiscal 2008, each executive was eligible to earn between 25% and 200% of the target bonus opportunity, based on the achievement of the performance goals. If the minimum specified goals are not achieved, then an executive will not earn a bonus payment. The Committee believes these performance goals can be met.

        In June 2008, the Committee evaluated the Company's actual performance for fiscal 2008 against the performance metrics. The Company underperformed on the EBITDA target, but met the objectives for cost savings and development of the Isle Value Added program. Based on this, the Committee recommended and the Board approved the payment of bonuses for fiscal 2008 to the Company's executive officers at approximately 60%—70% of each executive's target for fiscal 2008 (other than Mr. Perry, who was not eligible to receive a bonus for fiscal 2008, and Mr. Bernard Goldstein, who declined his bonus). The bonuses paid to Ms. McDowell and Mr. Black were pro-rated based on employment date.

Long Term Incentives

        The Company's primary long-term incentive for its executives for fiscal 2008 was the granting of stock options. The Company does not target long-term incentive compensation as a certain percentage of total compensation. Target award sizes are developed considering the competitive 50th percentile and consistency with the Company's internal structure. Based on Watson Wyatt's executive pay study, the economic value of the Company's long-term incentive awards is generally in the bottom quartile relative to the peer group. Stock options focus management on share price appreciation from a specific point in time. Stock options vest 20% per year or upon retirement at the age of 65 and have a ten-year exercise term. A considerable number of the Company's outstanding stock option grants to its directors and employees, including its executive officers, have exercise prices that are substantially higher than the current and recent trading prices of the Company's common stock. Accordingly, the Company is presently considering alternatives in order to maintain and enhance the retention characteristics of the long-term incentives.

Equity Grant Policy

        The Committee's procedure for timing of stock option grants help to provide assurance that grants are never manipulated or timed to result in favorable pricing for executives. The Company schedules Board and Committee meetings in advance. Meeting schedules and award decisions are made without regard to the timing of SEC filings or Company press releases.

        Stock options are granted on the date approved by the Committee or, in the case of new hires, pursuant to the terms of an employment agreement. The stock option exercise price is based on the average market price of the trading date on which the options are granted. The average price is calculated by adding the highest and lowest price for that date and dividing by two. In fiscal 2008, stock option grants were made in October 2007, similar to historical practice. In addition, stock option grants were made to executive officers in connection with their entry into employment agreements with the Company.

        The Committee encourages executives to manage from an owner's perspective by having and maintaining an equity stake in the Company. To that end, all of our Named Executive Officers are also stockholders of the Company. The Committee is evaluating its previously established stock ownership guidelines for Vice Presidents and above.

Role of Executive Officers in Compensation Decisions

        The Chief Executive Officer and the President assist the Committee in making compensation decisions for the executives The Chief Executive Officer, the President, and other executives do not play a role in determining their own compensation, and are not present at the executive sessions in which their pay is discussed.

Perquisites

        The Company does not provide perquisites to its executives, other than those available generally to the Company's employees and the Medical Executive Reimbursement Plan. The Committee believes that the other elements of the Company's compensation package provide adequate incentives to the executives.

Impact of Prior Compensation

        Amounts realized from prior compensation grants did not serve to increase or decrease, fiscal 2008 compensation grants or amounts. The Company's and the Committee's primary focus is 50th percentile pay opportunities on an annual basis.

Tax Deductibility of Compensation Programs

        Section 162(m) of the Internal Revenue Code of 1986, as amended, limits our deduction for compensation paid to the Named Executive Officers to $1 million unless certain requirements are met. The policy of the Committee with regard to Section 162(m) is to establish and maintain a compensation program that will optimize the deductibility of compensation. In that regard, no executive officer received compensation in excess of the $1 million cap during fiscal 2008. The Committee, however, reserves the right to use its judgment, where merited by the Committee's need for flexibility to respond to changing business conditions or by an executive's individual performance, to authorize compensation that may not, in a specific case, be fully deductible.

Fiscal 2008 New Executives

        During fiscal 2008, the Company entered into an employment agreements with Virginia M. McDowell to serve as the Company's President and Chief Operating Officer, Dale R. Black to serve as the Company's Senior Vice President and Chief Financial Officer, and James B. Perry to serve as the Company's Chief Executive Officer. In connection with approving the employment agreement terms for these executives, the Committee considered compensation analyses prepared by the Company's recruiting firm, as well as the compensation needed to induce each of the executives to join the Company. With respect to all three candidates, the Committee believed that the initial annual base salaries, target bonus levels and equity awards were set at levels determined to be competitive within the gaming industry, commensurate with each executive's experience in the gaming industry and at a level to provide an inducement for each executive to become a member of the Company's senior executive team. The terms of each executive's employment are described below in the summary of the Company's employment contracts.

Fiscal 2009 Compensation Actions

        In July 2008, the Board, based on the recommendation of the Committee and assisted by Watson Wyatt, increased Ms. McDowell's annual base salary to $670,000 effective July 16, 2008, and increased Mr. Black's annual base salary to $450,000 effective immediately.

Stock Option and Compensation Committee Report on Executive Compensation

        The Stock Option and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement and, based on such review and discussions, the Stock Option and Compensation Committee recommended that the Compensation Discussion and Analysis be included in this proxy statement.

By The Stock Option and Compensation Committee:

Shaun R. Hayes, Chair
Alan J. Glazer
W. Randolph Baker
John G. Brackenbury
Lee S. Wielansky

 Summary Compensation Table

        The following table sets forth information concerning the compensation earned during the fiscal years ended April 27, 2008 and April 29, 2007 by the Company's Chief Executive Officer, Chief Financial Officer, and three other most highly compensated individuals serving as executive officers on April 27, 2008 (collectively, the "Named Executive Officers"):

Name & Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Bernard Goldstein, Chairman(5)	2008	$543,272	$17,885	$723,905	—	—	$19,916	$1,304,978
	2007	$550,000	$27,323	$958,515	—	—	$10,333	$1,546,171
James B. Perry, Chief Executive Officer(6)	2008	$92,308	$—	$272,933	—	—	$560	$365,801
Virginia McDowell, President and Chief Operating Officer(7)	2008	$475,000	—	$888,981	$208,650	—	$7,563	$1,580,194
Allan B. Solomon, Executive Vice President	2008	$409,903	$10,477	$302,597	$125,870	$(1,151)	$15,349	$863,045
	2007	$405,000	$16,169	$468,556	$68,257	$22,602	$26,626	$1,007,210
Dale R. Black, Senior Vice President and Chief Financial Officer(8)	2008	$138,462	—	$115,818	$57,067	—	$2,547	$313,894
Robert G. Griffin, Senior Vice President of Operations	2008	$309,769	$11,929	$211,514	$110,670	$22,983	$34,720	$701,585
	2007	$298,000	$11,929	$187,499	$55,224	$23,199	$88,021	$663,872
Donn R. Mitchell, II, Senior Vice President of United Kingdom Operations(9)	2008	$294,812	$4,593	$194,952	$103,792	—	$21,819	$619,968
	2007	$275,600	$6,802	$151,541	$125,000	—	$61,705	$620,648

(1)
The amounts in this column are calculated in accordance with Statement of Financial Accounting Standards, No. 123 (revised 2004), "Share-Based Payment" ("FAS 123R") and equal the financial statement compensation cost for awards as reported in our consolidated statement of operations for the fiscal year. The amounts do not represent cash payments made to the executive or amounts realized, or amounts that may be realized. Under FAS 123R, the fair value of awards granted to employees is recognized ratably over the applicable service period generally corresponding with the vesting schedule of the grant. The assumptions used in the calculation of these amounts for stock option awards are disclosed in Note 9 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended April 27, 2008 with the exception that for the employees included no forfeiture rate is applied.

(2)
The amounts in this column relate to cash awards granted under the annual bonus plan.

(3)
The amounts in this column relate to account earnings in the non qualified deferred compensation plan.

(4)
The amounts in this column are separately identified in the "All Other Compensation Table."

(5)
Mr. Goldstein resigned as our Chief Executive Officer effective March 10, 2008.

(6)
Mr. Perry began serving as our Chief Executive Officer effective March 10, 2008. Compensation paid to Mr. Perry for his service as a member of our Board of Directors is not included.

(7)
Ms. McDowell joined the Company on July 30, 2007.

(8)
Mr. Black joined the Company on December 12, 2007.

(9)
Mr. Mitchell ceased serving as the Company's Chief Financial Officer on December 12, 2007, when he began serving in his current role.

All Other Compensation Table

        The following table describes each component of the All Other Compensation Column of the Summary Compensation Table

Name	Registrant Contributions to Defined Contribution Plans(1)	Reimbursed Expenses (1)(2)	Tax Reimbursements	Relocation Reimbursements	Total
Bernard Goldstein	$3,875	$15,941	$100	—	$19,916
James B. Perry	—	$560	—	—	$560
Virginia M. McDowell	—	$7,557	$6	—	$7,563
Allan B. Solomon	$7,959	$7,186	$204	—	$15,349
Robert F. Griffin	$11,527	$22,680	$513	—	$34,720
Dale R. Black	—	$2,547	—	—	$2,547
Donn R. Mitchell	$3,553	$17,008	$608	$650	$21,819

(1)
The defined contribution plans consist of the 401(k) plan and the non-qualified deferred compensation plan.

(2)
Consists of expenses reimbursed to executives under the Medical Executive Reimbursement Plan.

Grants of Plan-Based Awards

        The following table sets forth certain information regarding grants of plan-based awards during fiscal 2008:

					All other option awards: number of securities underlying options (#)(2)
		Estimated future payments under non-equity incentive plan awards(1)					Exercise or base price of option awards ($/Sh)
								Grant date fair value of option awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Bernard Goldstein	4/30/2007	$82,500	$330,000	$660,000
	10/16/2007				50,500		$20.14	$11.42
James B. Perry	3/10/2008				500,000		$8.44	$3.42
Virginia M. McDowell	7/31/2007	$73,125	$292,500	$585,000
	7/31/2007				250,000		$23.70	$10.21
Allan B. Solomon	4/30/2007	$51,250	$205,000	$410,000
	10/16/2007				16,000		$20.14	$11.42
	10/16/2007				4,000	(4)	$20.14	$11.42
Robert F. Griffin	4/30/2007	$38,750	$155,000	$310,000
	10/16/2007				15,058		$20.14	$10.00
	10/16/2007				4,042	(4)	$20.14	$10.00
Dale R. Black	12/17/2007	$20,000	$80,000	$160,000
	12/17/2007				125,000		$17.10	$5.45
Donn R. Mitchell	4/30/2007	$36,342	$145,367	$290,733
					15,999		$20.14	$10.00
					4,001	(4)	$20.14	$10.00

(1)
The actual earned and paid amounts are reported in the Summary Compensation Table in the column labeled "Non-Equity Incentive Plan Compensation

(2)
Except as footnoted, represents non-qualified stock option awards that vest over five years with the first vesting occurring on the one year anniversary of the grant date and then annually thereafter.

(3)
The amounts shown represent the per share fair value of the award calculated in accordance with FAS 123R and do not represent cash payments made to the executives or amounts realized, or amounts that may be realized. Under FAS 123R, the fair value of awards granted to employees is recognized ratably over the applicable service period generally corresponding with the vesting schedule of the grant. The assumptions used in the calculation of these amounts for stock option awards are disclosed in Note 9 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended April 27, 2008.

(4)
Represents an Incentive Stock Option (ISO) award.

 Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth information concerning outstanding equity awards as of the fiscal year ended April 27, 2008:

	Option awards				Stock awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)(2)	Market value of shares or units of stock that have not vested ($)(3)
Bernard Goldstein	55,000	—	15.4700	9/15/2010
	37,500	—	15.5350	10/8/2012
	28,400	7,100	20.5500	10/10/2013
	21,300	14,200	20.2700	10/8/2014
	5,600	8,400	24.5400	5/5/2015
	5,600	8,400	20.1800	10/7/2015
	10,100	40,400	25.0100	10/26/2016
	25,250	25,250	20.1350	10/16/2017

	188,750	103,750
					4,531	$31,309
James B. Perry	5,000	5,000	23.705	7/16/2017
	—	10,000	20.135	10/16/2017
	—	500,000	8.440	3/10/2018

	5,000	515,000
Virginia M. McDowell		250,000	23.7000	7/31/2017
Allan B. Solomon	36,414	—	3.0310	9/25/2008
	4,166	—	20.080	9/25/2008
	15,600	—	10.2500	9/22/2009
	5,125	—	20.8000	9/22/2009
	22,500	—	15.4700	9/15/2010
	40,000	—	6.5000	10/2/2011
	19,000	—	15.5350	10/8/2012
	14,400	3,600	20.5500	10/10/2013
	10,800	7,200	20.2700	10/8/2014
	2,800	4,200	24.5400	5/5/2015
	2,800	4,200	20.1800	10/7/2015
	4,000	16,000	25.0100	10/26/2016
	—	20,000	20.135	10/16/2017

	177,605	55,200			2,647	$18,291

	Option awards				Stock awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)(2)	Market value of shares or units of stock that have not vested ($)(3)
Robert F. Griffin	2,000	—	10.2500	9/22/2009
	2,216	—	18.5000	9/22/2009
	10,000	—	15.4700	9/15/2010
	4,000	—	6.5000	10/2/2011
	12,000	—	15.5350	10/8/2012
	10,400	2,600	20.5500	10/10/2013
	7,800	5,200	20.2700	10/8/2014
	3,000	2,000	26.1200	2/3/2015
	2,800	4,200	24.5400	5/5/2015
	2,799	4,201	20.1800	10/7/2015
	3,820	15,280	25.0100	10/26/2016
	—	19,100	20.1350	10/16/2017

	60,835	52,581
					3,083	$21,304
Dale R. Black		125,000	17.1000	12/17/2017
Donn R. Mitchell	909	—	25.0300	9/25/2008
	1,229	—	25.0300	9/25/2009
	1,736	—	25.0300	9/15/2010
	3,116	—	25.0300	10/2/2011
	8,000	—	6.5000	10/2/2011
	2,978	—	25.0300	10/8/2012
	7,200	—	15.5350	10/8/2012
	1,642	—	25.0300	10/10/2013
	6,000	2,000	20.5500	10/10/2013
	6,000	4,000	20.2700	10/8/2014
	1,594	2,406	24.5400	5/5/2015
	2,800	4,200	20.1800	10/7/2015
	4,000	16,000	25.0100	10/26/2016
	—	20,000	20.1350	10/16/2017

	47,204	48,606
					1,147	$7,926

(1)
The vesting schedule for the options is five years with the first vesting occurring on the one year anniversary of the grant date and then annually thereafter; provided, however, that the grant to Mr. Bernard Goldstein that expires on October 16, 2017, vests over one year with the first 50% vesting occurring on the grant date and the remaining 50% vesting occurring on the one year anniversary of the grant date.

(2)
The vesting schedule for the shares of stock that have not vested is five years cliff vesting from date of grant.

(3)
The aggregate market value of shares of stock that have not vested was computed by multiplying $6.91 (the closing market price of a share of Company common stock on April 25, 2008) by the number of unvested shares outstanding as of April 27, 2008, for such executive.

Option Exercises and Stock Vested in Fiscal 2008

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(2)
Bernard Goldstein	320,829	$3,462,726	2,125	$50,139
James B. Perry	—	—	—	—
Virginia McDowell	—	—	—	—
Allan B. Solomon	41,595	$647,593	1,281	$30,225
Robert F. Griffin	—	—	—	—
Dale R. Black	—	—	—	—
Donn R. Mitchell	—	—	497	$11,727

(1)
The aggregate dollar amount realized on the exercise of option awards was computed by calculating the closing price of our underlying common stock on the date of exercise, less the exercise price of the option, multiplied by the number of shares underlying the options exercised.

(2)
The aggregate dollar amount realized on the vesting of stock awards was computed by multiplying the closing price of our common stock on each of the grant dates by the number of shares granted.

Nonqualified Deferred Compensation

        The following table sets forth information concerning nonqualified deferred compensation of the Named Executive Officers:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Bernard Goldstein	—	—	—	—	—
James B. Perry	—	—		—	—
Virginia McDowell	—	—	—	—	—
Allan B. Solomon	$13,219	$4,084	$(1,151)	—	$333,564
Robert F. Griffin	$24,877	$7,652	$22,983	—	$448,579
Dale R. Black	—	—	—	—	—
Donn R. Mitchell	—	—	—	—	—

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

        We have employment agreements with each of our Named Executives Officers. Below is a summary of each agreement as currently in effect:

                In January 2002, we entered into an employment agreement with Bernard Goldstein to be our chief executive officer. Effective May 1, 2008, Mr. Bernard Goldstein's employment agreement was terminated.

          Also in January 2002, we entered into an employment agreement with Allan B. Solomon, our current Executive Vice President. The material terms of Mr. Solomon's agreement are as follows:

      •
      One-year term that is automatically renewable for successive one-year periods absent 90 days advance notice by either party.

      •
      Payment of an annual base salary and eligibility to receive bonuses and to participate in stock option plans. For fiscal 2008, Mr. Solomon's annual base salary was $410,000 and he was eligible for an annual incentive bonus of 60% of his annual base salary.

      •
      If employee dies or becomes disabled, or if we terminate the term of employment without "cause" (as defined in the employment agreement), either during the initial term, or any renewal term, or by written notice of nonrenewal, employee would be entitled, upon releasing us and our affiliates from any, and all existing and future claims, to receive his salary and employment benefits until the earlier of 18 months or until employee commences new employment. Further, if employee dies or becomes disabled, he or his representative will also be entitled to a lump sum payment equal to the average of the last three years' bonus payments, inclusive of deferred amounts.

      •
      If employee voluntarily terminates the term of employment due to Retirement (as defined in the employment agreement), then all stock options shall become fully vested and exercisable and employee's deferred bonus payments shall be fully vested and paid.

      •
      In the event of a change of control (as defined in the employment agreement), employee shall be entitled to the following severance: (1) salary and benefit continuation for 18 months or until new employment begins, whichever occurs first; (2) a lump sum payment equal to the average of the previous three years' bonus payment, inclusive of deferred amounts; (3) vesting of all stock options; (4) payment of all deferred bonuses; and (5) out-placement services at the reasonable expense of the Company.

          In January 2006, we entered into an employment agreement with Donn R. Mitchell II, our current Senior Vice President of U.K. Operations. The material terms of Mr. Mitchell's employment agreement are substantially the same as Mr. Solomon's employment agreement. For fiscal 2008, Mr. Mitchell's base salary was $281,100 through November 1, 2007 and $310,000 for the remainder of the year and he was eligible for an annual incentive bonus of 50% of his annual base salary.

          In July 2007, we entered into an employment agreement with Virginia M. McDowell, our current President and Chief Operating Officer. The material terms of Ms. McDowell's employment agreement are set forth below:

      •
      One-year term that continues for a series of successive one-year terms unless earlier terminated pursuant to the terms of the agreement.

      •
      Annual base salary of $650,000 (which was Ms. McDowell's annual base salary for fiscal 2008) and eligibility for an annual incentive bonus of 60% of annual base salary if she meets minimum targets. Ms. McDowell also received a stock option grant to purchase 250,000 of the Company's common stock, vesting over a five-year period.

      •
      The maximum period of salary continuation in the event of termination, death or disability is 12 months, and the agreement provides for severance payments equal to two times her annual base salary in the event of termination following a change of control.

          In December 2007, we entered into an employment agreement with Dale R. Black, our current Senior Vice President and Chief Financial Officer. The material terms of Mr. Black's employment agreement are substantially the same as Ms. McDowell's agreement. For fiscal 2008, Mr. Black's annual base salary was $400,000 and he was eligible for an annual incentive bonus of 60% of his annual base salary. Mr. Black also received a stock option grant to purchase 125,000 shares of the Company's common stock, vesting over a five-year period.

          In March 2008, we entered into an employment agreement with James B. Perry, our current Chief Executive Officer. The material terms of Mr. Perry's employment agreement are substantially the same as Ms. McDowell's agreement; provided, however, that Mr. Perry's initial term is two years. For fiscal 2008, Mr. Perry's annual base salary was $800,000. Mr. Perry also received a stock option grant to purchase 500,000 shares of the Company's common stock, vesting over a five-year period.

          In April 2008, we entered into an employment agreement with Robert F. Griffin, our current Senior Vice President of Operations. The April 2008 employment agreement replaced in its entirety the prior employment agreement between the Company and Mr. Griffin entered into in January 2003. The material terms of the April 2008 employment agreement are as follows:

      •
      One-year term that continues for a series of successive one-year terms unless earlier terminated pursuant to the terms of the agreement.

      •
      Annual base salary of $310,000 (which was Mr. Griffin's annual base salary for fiscal 2008) and eligibility for an annual incentive bonus of 50% of annual base salary.

      •
      If employee dies or becomes disabled during the employment term, employee (or employee's estate) is entitled to "Basic Severance" (consisting of (i) the continuation of employee's annualized base compensation for 12 months, (ii) the bonus due under the Company's annual incentive plan with respect to the Company's most recently completed fiscal year to the extent such bonus has not already been paid and (iii) subject to employee making a timely election to continue coverage, a monthly amount equal to the Company's portion of employee's premium or similar contribution required under the Company's group medical plan, such amount to be paid for the 12-month period following the termination date).

      •
      If we terminate the term of employment without "cause" (as defined in the employment agreement), employee is entitled to Basic Severance in the event that employee executes a general release.

      •
      If the Company terminates employee's employment without cause or if employee terminates employee's employment on account of "Good Reason" (as defined in the employment agreement), in either case, within the 12-month period following the occurrence of a "Change of Control" (as defined in the employment agreement) then the employee shall be entitled to (1) an amount equal to 200% of employee's annualized base compensation, (2) the average of employee's annual bonus payable under the Company's annual incentive plan during the Company's three most recently completed fiscal years (or such shorter period as employee has been employed by the Company), (3) the bonus due under the Company's annual incentive plan with respect to the Company's most recently completed fiscal year to the extent such bonus has not already been paid, (4) subject to employee making a timely election to continue coverage, a monthly amount equal to the Company's portion of employee's premium or similar contribution required under the Company's group medical plan, such amount to be paid for the 18-month period following the termination date, (5) any stock options granted to employee outstanding as of the occurrence of a Change of Control shall be deemed fully vested.

Potential Payments Upon Termination or Change of Control

        The information below describes and quantifies compensation that would become payable under existing arrangements in the event of a termination of each Named Executive Officer's employment under several different circumstances or a change in control. The amounts shown assume that such termination or change in control was effective as of April 27, 2008, and thus include amounts earned through such time and are estimates of the amounts that would be paid to the Named Executive Officers upon their termination or a change in control. The actual amounts to be paid can only be determined at the time of such Named Executive Officer's separation from the Company or a change in control.

        The following tables quantify the amounts payable to each of the Named Executive Officers under the described termination circumstances and upon a change in control.

Bernard Goldstein

	Voluntary Resignation	Resignation for Good Reason	Involuntary Termination For Cause	Involuntary Termination w/o Cause	Retirement	Death	Disability	Change In Control
Vested Stock Option Spread Value	$—	$—	$—	$—	$—	$—	$—	$—
Unvested Stock Option Spread Value	$—	$—	$—	$—	$—	$—	$—	$—
Nonqualified Deferred Comp Balance	$—	$—	$—	$—	$—	$—	$—	$—
Cash Severance—Salary Continuation	$—	$—	$—	$1,100,000	$—	$1,100,000	$1,100,000	$1,100,000
Cash Severance—Annual Bonus	$—	$—	$—	$—	$—	$129,498	$129,498	$129,498
Bonus for Year of Termination	$—	$—	$—	$—	$—	$—	$—	$—
Deferred Bonus Value	$—	$—	$—	$—	$31,309	$31,309	$31,309	$31,309
Continued Health and Welfare	$—	$—	$—	$22,371	$—	$22,371	$22,371	$22,371
Outplacement	$—	$—	$—	$15,000	$—	$—	$—	$15,000
Excise Tax/Gross Up Payment	$—	$—	$—	$—	$—	$—	$—	$—

Total	$—	$—	$—	$1,137,371	$31,309	$1,283,178	$1,283,178	$1,298,178

James B. Perry

	Voluntary Resignation	Resignation for Good Reason	Involuntary Termination For Cause	Involuntary Termination w/o Cause	Retirement	Death	Disability	Change In Control
Vested Stock Option Spread Value	$—	$—	$—	$—	$—	$—	$—	$—
Unvested Stock Option Spread Value	$—	$—	$—	$—	$—	$—	$—	$—
Nonqualified Deferred Comp Balance	$—	$—	$—	$—	$—	$—	$—	$—
Cash Severance—Salary Continuation	$—	$—	$—	$800,000	$—	$800,000	$800,000	$1,600,000
Cash Severance—Annual Bonus	$—	$—	$—	$—	$—	$—	$—	$—
Bonus for Year of Termination	$—	$—	$—	$—	$—	$—	$—	$—
Deferred Bonus Value	$—	$—	$—	$—	$—	$—	$—	$—
Continued Health and Welfare	$—	$—	$—	$11,185	$—	$11,185	$11,185	$22,371
Outplacement	$—	$—	$—	$—	$—	$—	$—	$—
Excise Tax/Gross Up Payment	$—	$—	$—	$—	$—	$—	$—	$—

Total	$—	$—	$—	$811,185	$—	$811,185	$811,185	$1,622,371

Virginia M. McDowell

	Voluntary Resignation	Resignation for Good Reason	Involuntary Termination For Cause	Involuntary Termination w/o Cause	Retirement	Death	Disability	Change In Control
Vested Stock Option Spread Value	$—	$—	$—	$—	$—	$—	$—	$—
Unvested Stock Option Spread Value	$—	$—	$—	$—	$—	$—	$—	$—
Nonqualified Deferred Comp Balance	$—	$—	$—	$—	$—	$—	$—	$—
Cash Severance—Salary Continuation	$—	$—	$—	$650,000	$—	$650,000	$650,000	$1,300,000
Cash Severance—Annual Bonus	$—	$—	$—	$—	$—	$—	$—	$—
Bonus for Year of Termination	$—	$—	$—	$208,650	$—	$208,650	$208,650	$208,650
Deferred Bonus Value	$—	$—	$—	$—	$—	$—	$—	$—
Continued Health and Welfare	$—	$—	$—	$16,512	$—	$16,512	$16,512	$33,024
Outplacement	$—	$—	$—	$—	$—	$—	$—	$—
Excise Tax/Gross Up Payment	$—	$—	$—	$—	$—	$—	$—	$—

Total	$—	$—	$—	$875,162	$—	$875,162	$875,162	$1,541,674

Allan B. Solomon

	Voluntary Resignation	Resignation for Good Reason	Involuntary Termination For Cause	Involuntary Termination w/o Cause	Retirement	Death	Disability	Change In Control
Vested Stock Option Spread Value	$157,650	$157,650	$157,650	$157,650	$157,650	$157,650	$157,650	$157,650
Unvested Stock Option Spread Value	$—	$—	$—	$—	$—	$—	$—	$—
Nonqualified Deferred Comp Balance	$333,564	$333,564	$333,564	$333,564	$—	$333,564	$333,564	$333,564
Cash Severance—Salary Continuation	$—	$—	$—	$410,000	$—	$615,000	$615,000	$615,000
Cash Severance—Annual Bonus	$—	$—	$—	$—	$—	$102,431	$102,431	$102,431
Bonus for Year of Termination	$—	$—	$—	$—	$—	$—	$—	$—
Deferred Bonus Value	$—	$—	$—	$—	$18,291	$18,291	$18,291	$18,291
Continued Health and Welfare	$—	$—	$—	$22,016	$—	$33,024	$33,024	$33,024
Outplacement	$—	$—	$—	$15,000	$—	$—	$—	$15,000
Excise Tax/Gross Up Payment	$—	$—	$—	$—	$—	$—	$—	$—

Total	$491,214	$491,214	$491,214	$938,230	$175,941	$1,259,959	$1,259,959	$1,274,959

Dale R. Black

	Voluntary Resignation	Resignation for Good Reason	Involuntary Termination For Cause	Involuntary Termination w/o Cause	Retirement	Death	Disability	Change In Control
Vested Stock Option Spread Value	$—	$—	$—	$—	$—	$—	$—	$—
Unvested Stock Option Spread Value	$—	$—	$—	$—	$—	$—	$—	$—
Nonqualified Deferred Comp Balance	$—	$—	$—	$—	$—	$—	$—	$—
Cash Severance—Salary Continuation	$—	$—	$—	$400,000	$—	$400,000	$400,000	$800,000
Cash Severance—Annual Bonus	$—	$—	$—	$—	$—	$—	$—	$—
Bonus for Year of Termination	$—	$—	$—	$57,067	$—	$57,067	$57,067	$57,067
Deferred Bonus Value	$—	$—	$—	$—	$—	$—	$—	$—
Continued Health and Welfare	$—	$—	$—	$16,512	$—	$16,512	$16,512	$33,024
Outplacement	$—	$—	$—	$—	$—	$—	$—	$—
Excise Tax/Gross Up Payment	$—	$—	$—	$—	$—	$—	$—	$—

Total	$—	$—	$—	$473,579	$—	$473,579	$473,579	$890,091

Robert G. Griffin

	Voluntary Resignation	Resignation for Good Reason	Involuntary Termination For Cause	Involuntary Termination w/o Cause	Retirement	Death	Disability	Change In Control
Vested Stock Option Spread Value	$8,200	$8,200	$8,200	$8,200	$8,200	$8,200	$8,200	$8,200
Unvested Stock Option Spread Value	$—	$—	$—	$—	$—	$—	$—	$—
Nonqualified Deferred Comp Balance	$448,579	$448,579	$448,579	$448,579	$448,579	$448,579	$448,579	$448,579
Cash Severance—Salary Continuation	$—	$—	$—	$—	$—	$310,000	$310,000	$465,000
Cash Severance—Annual Bonus	$86,944	$—	$—	$—	$—	$—	$—	$86,944
Bonus for Year of Termination	$110,670	$—	$—	$—	$—	$110,670	$110,670	$110,670
Deferred Bonus Value	$—	$—	$—	$—	$—	$21,304	$21,304	$21,304
Continued Health and Welfare	$11,185	$—	$—	$—	$—	$16,778	$16,778	$24,768
Outplacement	$—	$—	$—	$—	$—	$—	$—	$—
Excise Tax/Gross Up Payment	$—	$—	$—	$—	$—	$—	$—	$—

Total	$665,579	$456,779	$456,779	$456,779	$456,779	$915,531	$915,531	$1,165,465

Donn R. Mitchell, II

	Voluntary Resignation	Resignation for Good Reason	Involuntary Termination For Cause	Involuntary Termination w/o Cause	Retirement	Death	Disability	Change In Control
Vested Stock Option Spread Value	$8,200	$8,200	$8,200	$8,200	$8,200	$8,200	$8,200	$8,200
Unvested Stock Option Spread Value	$—	$—	$—	$—	$—	$—	$—	$—
Nonqualified Deferred Comp Balance	$—	$—	$—	$—	$—	$—	$—	$—
Cash Severance—Salary Continuation	$—	$—	$—	$310,000	$—	$465,000	$465,000	$465,000
Cash Severance—Annual Bonus	$—	$—	$—	$—	$—	$86,023	$86,023	$86,023
Bonus for Year of Termination	$—	$—	$—	$—	$—	$—	$—	$—
Deferred Bonus Value	$—	$—	$—	$—	$—	$7,926	$7,926	$7,926
Continued Health and Welfare	$—	$—	$—	$16,512	$—	$24,768	$24,768	$24,768
Outplacement	$—	$—	$—	$15,000	$—	$—	$—	$15,000
Excise Tax/Gross Up Payment	$—	$—	$—	$—	$—	$—	$—	$—

Total	$8,200	$8,200	$8,200	$349,712	$8,200	$591,917	$591,917	$606,917

 CERTAIN RELATED PARTY TRANSACTIONS

        Green Bridge Company, a company that is indirectly wholly owned by members of the Goldstein family, including a trust of which Bernard Goldstein is a beneficiary, Robert S. Goldstein and Jeffrey D. Goldstein, leases to us for the Isle of Capri Casino & Hotel in Bettendorf, Iowa on a month-to-month basis (1) land for parking at a monthly rent of $20,000 and (2) warehouse space at a monthly rent of $3,360. Bernard Goldstein, Robert S. Goldstein and Jeffrey D. Goldstein are members of our Board of Directors and are nominated for re-election. Bernard Goldstein is Chairman of our Board of Directors and Robert S. Goldstein is our Vice Chairman.

        We reimburse Alter Trading Corporation, a company indirectly wholly owned by members of the Goldstein family, including a trust of which Bernard Goldstein is a beneficiary, Robert S. Goldstein and Jeffrey D. Goldstein, for annual lease payments of $118,869 with respect to property leased by Alter Trading Corporation. The land was leased at Isle of Capri's request in order to secure a site for possible casino operations. The Company has entered into an agreement to assume Alter Trading's obligations under these leases. Bernard Goldstein, Robert S. Goldstein and Jeffrey D. Goldstein are members of our Board of Directors and are nominated for re-election. Bernard Goldstein is Chairman of our Board of Directors and Robert S. Goldstein is our Vice Chairman.

        On April 26, 2005, one of our wholly owned subsidiaries, Isle of Capri Bettendorf, L.C., entered into a Development Agreement with the City of Bettendorf, Iowa and Green Bridge Company relating to the development of a conference/events center in Bettendorf, Iowa, the expansion of the hotel at the Isle-Bettendorf and related facilities, including a skywalk between the hotel and conference/events center and a parking facility. Green Bridge Company is indirectly wholly owned by members of the Goldstein family, including a trust of which Bernard Goldstein is a beneficiary, Robert S. Goldstein and Jeffrey D. Goldstein. Pursuant to the Development Agreement, Isle of Capri Bettendorf, L.C. purchased certain real estate owned by Green Bridge Company for approximately $393,000, which was determined by an appraisal process to be the fair market value.

        We have retained the consulting services of John G. Brackenbury, one of our directors, in connection with our development and licensing efforts in the United Kingdom. We have agreed to pay Mr. Brackenbury up to $5,000 per month for his consulting services and expenses, subject to an overall cap of $60,000 in fees paid during any prior consecutive twelve month period. During fiscal 2008 we paid Mr. Brackenbury $60,000 for his consulting services.

        We have retained the consulting services of Lee S. Wielansky, one of our directors, in connection with our real estate development efforts, primarily in Pompano Beach, Florida. Pursuant to an agreement with Mr. Wielansky, we have agreed to pay Mr. Wielansky $6,500 per month for his consulting services, plus reimbursement of expenses. During fiscal 2008 we paid Mr. Wielansky $78,000 for his consulting services. In addition, Mr. Wielansky provided consulting services to the Company related to real estate prior to his joining the Board of Directors.

        The Company expects that any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) the Company is a participant, and (3) any related party has or will have a direct or indirect interest will be either approved or ratified by the Board of Directors. In deciding whether to approve a related party transaction, the Board of Directors will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party's interest in the transaction. If a related party transaction will be ongoing, the Board of Directors may establish guidelines for the Company's management to follow in its ongoing dealings with the related party. Thereafter, the Board of Directors, on at least an annual basis, would review and assess ongoing relationships with the related party to see that the transaction remains appropriate.

 AUDIT COMMITTEE REPORT

        The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the Company's internal control over financial reporting. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the audited consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended April 27, 2008, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements.

        The Committee reviewed with our independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under the standards of the Public Company Accounting Oversight Board (United States). In addition, the Committee has discussed with our independent registered public accounting firm the accounting firm's independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board and Securities and Exchange Commission regulations, considered the compatibility of non-audit services with the independent registered public accounting firm's independence and discussed matters required under SAS 61 (codification of statements on Auditing Standards).

        The Company's management is responsible for the preparation and integrity of the Company's financial statements, establishing and maintaining adequate internal control over financial reporting, and for management's report on internal control over financial reporting. The Company's independent registered public accounting firm is responsible for attesting to the effectiveness of the Company's internal control over financial reporting. The Committee's responsibility in this regard is to oversee the Company's financial reporting process and internal control over financial reporting. Throughout the year the Audit Committee monitored the Company's compliance with Section 404 of the Sarbanes-Oxley Act of 2002, and was satisfied that the Company would conclude that internal control over financial reporting would be effective as of April 27, 2008. Management, in fact, concluded that the Company's internal control over financial reporting was effective as of April 27, 2008. The independent registered public accounting firm provided an attestation that the Company maintained effective internal control over financial reporting in all material respects as of April 27, 2008.

        The Committee discussed with the Company's internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal control, and the overall quality of the Company's financial reporting.

        In reliance on the reviews and discussions referenced above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended April 27, 2008 for filing with the Securities and Exchange Commission. The Committee also appointed, subject to stockholder ratification, the Company's independent registered public accounting firm for this year ended April 26, 2009.

By The Audit Committee:

Alan J. Glazer, Chair
W. Randolph Baker
Shaun R. Hayes
Lee S. Wielansky

 PROPOSAL 1
ELECTION OF DIRECTORS

        The Board of Directors has nominated the following persons, each of whom is currently serving as a director of the Company, to be elected at the annual meeting to serve as directors until the next annual meeting of stockholders or until their respective successors have been elected and qualified:

    Bernard Goldstein
    Robert S. Goldstein
    James B. Perry
    W. Randolph Baker
    John G. Brackenbury
    Alan J. Glazer
    Shaun R. Hayes
    Jeffrey D. Goldstein
    Lee S. Wielansky

        Each nominee has consented to being named in this proxy statement and to serve if elected. Unless otherwise instructed on such proxy, the persons named as proxies intend to vote the shares represented by each properly executed proxy for each of the nominees standing for election. If a proxy is executed in such a manner as to withhold authority to vote for one or more nominees for director, such instructions will be followed by the persons named as proxies. While it is not anticipated that any of the nominees will be unable or unwilling to serve, if any should be unable or unwilling to serve, the persons named as proxies reserve the right to substitute any other person, in accordance with applicable law and our governing documents.

        Election of the nine director nominees requires the affirmative vote of a plurality of the shares of our common stock present at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal. Withheld votes, if any, will have no effect on the proposal. Broker non-votes, if any, will have no effect on the proposal.

        THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS.

PROPOSAL 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Our Audit Committee has selected Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending April 26, 2009, and has recommended to the Board of Directors that the stockholders ratify such selection. Although stockholder ratification of our Audit Committee's action in this respect is not required, the Board of Directors considers it desirable for stockholders to pass upon the selection of our independent registered public accounting firm and, if the stockholders do not ratify the selection, may reconsider its selection.

        Ratification of the appointment of an independent registered public accounting firm requires the affirmative vote of at least a majority of the shares of our common stock present at the annual meeting, in person or by proxy, and entitled to vote on the proposal. Abstentions from voting will have the same effect as voting against the proposal and broker non-votes, if any, will have no effect on the vote for this proposal.

        Representatives of Ernst & Young LLP, who are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from stockholders.

We have been informed by Ernst & Young LLP that neither the firm nor any of its members or their associates has any direct financial interest or material indirect financial interest in us or any of our affiliates.

        The following table summarizes the fees billed to the Company for professional services by Ernst & Young LLP for the fiscal years 2008 and 2007:

	2008	2007
Audit Fees	$2,564,748	$4,059,235
Audit-Related Fees	5,085	76,253
Tax Fees	43,224	217,712

	$2,613,057	$4,353,200

        Audit fees include fees for professional services rendered for the audit of our annual consolidated financial statements and reports on internal control over financial reporting, the review procedures on the consolidated financial statements included in our Forms 10-Q, as well as accounting consultations, statutory audits, consents, and other services related to Securities and Exchange Commission filings. Included in the 2007 Audit fees are $1,044,000 related to the restatement of the financials related to fiscal years 2006 and 2005 and the third fiscal quarter of 2007. Audit-related fees include fees for audits performed related to property divestures. Tax fees consist of amounts billed for tax compliance assistance and tax planning and advice.

        The Audit Committee is responsible for reviewing and pre-approving any non-audit services to be performed by the Company's outside accounting firm. The Audit Committee may delegate its pre-approval authority to the Chairman of the Audit Committee to act between meetings of the Audit Committee. Any pre-approval given by the Chairman of the Audit Committee pursuant to this delegation is presented to the full Audit Committee at its next regularly scheduled meeting. The Audit Committee or Chairman of the Audit Committee reviews, and if appropriate, approves all non-audit service engagements, taking into account the proposed scope of the non-audit services, the proposed fees for the non-audit services, whether the non-audit services are permissible under applicable law or regulation, and the likely impact of the non-audit services on the principal accountant's independence.

        The Audit Committee pre-approved each engagement of the Company's independent registered public accounting firm to perform non-audit related services during fiscal year 2008.

        The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the principal accountant's independence and believes the provision of the services referenced above is compatible.

        THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE
"FOR" THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS ISLE OF CAPRI CASINOS, INC. INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

 OTHER MATTERS

        The Board of Directors is not aware of any other business that may come before the Annual Meeting. However, if additional matters properly come before the meeting, proxies will be voted at the discretion of the proxyholders.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        To the Company's knowledge, based solely on a review of the copies of such forms we received, and upon written representations that no other reports were required, with respect to the fiscal year ended April 27, 2008, the Company's directors, officers and 10% stockholders complied with all applicable Section 16(a) filing requirements except that Richard A. Goldstein, a stockholder, failed to file the initial report on Form 3 when his ownership exceeded 10% and subsequent reports of transactions on Form 4. As a result of these subsequent transactions, Mr. Richard Goldstein no longer owns 10% or more of our common stock and is no longer required to make Section 16(a) filings. In addition, the Company has been informed that Messers. Robert S. Goldstein and Jeffrey D. Goldstein are currently reviewing whether a Form 4 should have been filed with respect to certain estate planning transactions that took place in April 2008.

STOCKHOLDER PROPOSALS

        Stockholders who, in accordance with Rule 14a-8 of the Securities and Exchange Commission, wish to present proposals for inclusion in our proxy materials to be distributed in connection with our 2009 Annual Meeting must submit their proposals no later than April 23, 2009, at our principal executive offices, Attention: Edmund L. Quatmann, Jr., Senior Vice President, General Counsel and Secretary. As the rules of the Commission make clear, simply submitting a proposal does not guarantee its inclusion.

ADDITIONAL INFORMATION

        A copy of our Annual Report on Form 10-K for the fiscal year ended April 27, 2008, is being distributed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the annual meeting. Our Annual Report on Form 10-K is not incorporated into this proxy statement and shall not be deemed to be solicitation material. We hereby undertake to provide to any recipient of this proxy statement, upon his or her request, a copy of any of the exhibits to our Annual Report on Form 10-K. Requests for such copies should be directed in writing to Edmund L. Quatmann, Jr., Senior Vice President, General Counsel and Secretary, Isle of Capri Casinos, Inc., 600 Emerson Road, Suite 300, St. Louis, Missouri 63141.

BY ORDER OF THE BOARD OF DIRECTORS,
Edmund L. Quatmann, Jr. Senior Vice President, General Counsel and Secretary August 21, 2008 St. Louis, Missouri

ISLE OF CAPRI CASINOS, INC.

** IMPORTANT NOTICE **

Regarding the Availability of Proxy Materials

You are receiving this communication because you hold shares in the above company, and the materials you should review before you cast your vote are now available.

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet.  We encourage you to access and review all of the important information contained in the proxy materials before voting.

ISLE OF CAPRI CASINOS, INC.

600 EMERSON ROAD, SUITE 300

ST. LOUIS, MO 63141

Stockholder Meeting to be held on 10/06/08

Proxy Materials Available

•      Proxy Statement

•      Annual Report

PROXY MATERIALS - VIEW OR RECEIVE

You can choose to view the materials online or receive a paper or e-mail copy. There is NO charge for requesting a copy. Requests, instructions and other inquiries will NOT be forwarded to your investment advisor.

To facilitate timely delivery please make the request as instructed below on or before 09/22/08.

HOW TO VIEW MATERIALS VIA THE INTERNET

Have the 12 Digit Control Number(s) available and visit: www.proxyvote.com

HOW TO REQUEST A COPY OF MATERIALS

1) BY INTERNET	-	www.proxyvote.com
2) BY TELEPHONE	-	1-800-579-1639
3) BY E-MAIL*	-	sendmaterial@proxyvote.com

*If requesting materials by e-mail, please send a blank e-mail with the 12 Digit Control Number (located on the following page) in the subject line.

R11SL1

See the Reverse Side for Meeting Information and Instructions on How to Vote

Meeting Information

Meeting Type:	Annual
Meeting Date:	10/06/08
Meeting Time:	9:00 A.M. (Central Time)
For holders as of:	08/13/08

Meeting Location:

600 Emerson Road

St. Louis, Missouri 63141

Meeting Directions:

For Meeting Directions Please Call:

(314) 813-9368

How To Vote

Vote In Person

Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the Meeting you will need to request a ballot to vote these shares.

Vote By Internet

To vote now by Internet, go to

WWW.PROXYVOTE.COM.

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your notice in hand when you access the web site and follow the instructions.

R11SL2

Voting items

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2.

(1)	To elect nine persons to the Board of Directors.

Nominees:
01. Bernard Goldstein
02. James B. Perry
03. Robert S. Goldstein
04. Alan J. Glazer
05. W. Randolph Baker
06. Jeffrey D. Goldstein
07. John G. Brackenbury
08. Shaun R. Hayes
09. Lee S. Wielansky

(2)	To ratify the appointment of Ernst & Young, LLP as our independent registered public accounting firm for the 2009 fiscal year.

(3)	These proxies are authorized to vote in their discretion upon all such matters as may properly come before the Annual Meeting.

R11SL3

ISLE OF CAPRI CASINOS, INC. 600 EMERSON ROAD, SUITE 300 ST. LOUIS, MO 63141

VOTE BY INTERNET  www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Isle of Capri Casinos, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Isle of Capri Casinos, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	ISLEC1	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ISLE OF CAPRI CASINOS, INC.		For	Withhold	For All		To withhold authority to vote for any individual
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2.		All	All	Except		nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Vote on Directors		☐	☐	☐
(1) To elect nine persons to the Board of Directors.
Nominees:

01.	Bernard Goldstein
02.	James B. Perry
03.	Robert S. Goldstein
04.	Alan J. Glazer
05.	W. Randolph Baker
06.	Jeffrey D. Goldstein
07.	John G. Brackenbury
08.	Shaun R. Hayes
09.	Lee S. Wielansky

Vote on Proposal

(2)	To ratify the appointment of Ernst & Young, LLP as our independent registered public accounting firm for the 2009 fiscal year.				For	Against	Abstain
					☐	☐	☐
(3)	These proxies are authorized to vote, in their discretion, upon all such matters as may properly come before the Annual Meeting.

	Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held on Monday, October 6, 2008

The undersigned stockholder(s) of Isle of Capri Casinos, Inc., a Delaware corporation (the “Company”), hereby appoints James B. Perry, Virginia M. McDowell, Dale R. Black and Edmund L. Quatmann, Jr., and each of them, attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of common stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company, to be held at 600 Emerson Road, St. Louis, Missouri, on October 6, 2008 at 9:00 a.m., Central Time, and at any and all adjournments, postponements, continuations or reschedulings thereof (the “Annual Meeting”), with all the powers the undersigned would possess if personally present at the Annual Meeting, as directed on this ballot.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE, AND FOR PROPOSAL 2.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD
USING THE ENCLOSED REPLY ENVELOPE.

QuickLinks

QUESTIONS AND ANSWERS
ELECTION OF DIRECTORS
OWNERSHIP OF OUR CAPITAL STOCK
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION Compensation Discussion and Analysis
Summary Compensation Table
Outstanding Equity Awards at Fiscal Year-End
CERTAIN RELATED PARTY TRANSACTIONS
AUDIT COMMITTEE REPORT
PROPOSAL 1 ELECTION OF DIRECTORS
OTHER MATTERS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDER PROPOSALS
ADDITIONAL INFORMATION